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                                   EXHIBIT 5


                                 June 1, 2000

Aztec Manufacturing Co.
400 North Tarrant Road
Crowley, Texas 76036

     Re: Registration Statement on Form S-8

Gentlemen:

     The opinion set forth below is given pursuant to Item 501(b) (5) of Regulation S-K for inclusion as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement"), of Aztec Manufacturing Co., a Texas corporation (the "Company"), pertaining to the granting of up to 1,070,000 shares of Common Stock (the "Shares") under the Aztec Manufacturing Company 1998 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1997 Nonstatutory Stock Option Grants (the "Plans").

     In connection with this opinion, we have made the following assumptions:
(i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; (iv) all persons who signed such documents on behalf of the corporation were duly authorized to do so; and (v) the company has sufficient surplus at the time of issuance. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and will, when granted pursuant to the Plan, be validly issued, fully paid and nonassessable.

     This opinion is further limited and qualified in all respects as follows:

     This opinion is specifically limited to matters of the laws of the State of Texas and the federal laws of the United States of America. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion. This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

     This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclose, made available to our relied upon by any other person, firm or entity without our express prior written consent.
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     This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the commission promulgated thereunder.


                                Respectfully submitted,



                                Shannon, Gracey, Ratliff & Miller, L.L.P.